Exhibit 24.1

POWER OF ATTORNEY AND CONFIRMING STATEMENT

This Power of Attorney and Confirming Statement (this “Statement”) confirms that the undersigned has authorized and designated each of Harvey Schwartz, John Redett, Jeffrey Ferguson, and Anne Frederick to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of The Carlyle Group Inc. (the “Company”). The authority of Harvey Schwartz, John Redett, Jeffrey Ferguson, and Anne Frederick under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of The Carlyle Group Inc., unless earlier revoked in writing. The undersigned acknowledges that Harvey Schwartz, John Redett, Jeffrey Ferguson, and Anne Frederick are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

In witness whereof, this Statement is signed and dated as of the date set forth below.

Date: June 13, 2024	By:	/s/ Lindsay LoBue
Name: Lindsay LoBue